Exhibit 99.1

AÉROPOSTALE REPORTS OCTOBER SALES RESULTS

Same Stores Sales Increase 1%

Raises Third Quarter Earnings Guidance

New York, New York – November 6, 2008 - Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the four-week period ended November 1, 2008 increased 9% to $127.4 million, from $116.4 million for the four-week period ended November 3, 2007. The Company’s same store sales increased 1% for the month, compared to a same store sales increase of 3% in the year ago period.

For the third quarter of fiscal 2008 total net sales have increased 17% to $482.0 million, from $412.6 million in the year ago period. For the third quarter same store sales increased 7%, compared to a same store sales increase of 2% last year.

Year to date total net sales have increased 20% to $1.195 billion, from $999.6 million in the year ago period. Year to date same store sales increased 9%, compared to essentially flat same store sales last year.

The Company also raised its earnings guidance for the third quarter today.  Based on the better than expected results for the month, the Company now expects third quarter earnings in the range of $0.61 to $0.62 per diluted share, versus its previously issued guidance of $0.59 to $0.61 per share.  The revised guidance compares to earnings of $0.48 per share last year, representing an increase of approximately 27% to 29%.

To hear the Aéropostale prerecorded October sales message, please dial (866) 644-7738 or (585) 267-8033.

About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men. The Company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale products can only be purchased in its stores or on-line through its e-commerce website (www.aeropostale.com).  The Company currently operates 864 Aéropostale stores in 48 states and Puerto Rico, 28 Aéropostale stores in Canada and 14 Jimmy’Z stores in 11 states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS.  ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS